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                                [logo] M F S(R)
                             INVESTMENT MANAGEMENT

                           MFS INVESTMENT MANAGEMENT
             500 Boylston Street, Boston, Massachusetts 02116-3741
                                  617-954-5000
                                                               EXHIBIT NO. 99.9

                                                    September 30, 2004


MFS(R) Series Trust X
500 Boylston Street
Boston, MA  02116

Ladies and Gentlemen:

         I am a Senior Vice President and Associate General Counsel of Massachusetts Financial Services Company, which serves as investment adviser to MFS Series Trust X (the "Trust"), and an Assistant Secretary of the Trust. I am admitted to practice law in The Commonwealth of Massachusetts. The Trust was created under a written Declaration of Trust dated November 18, 1985, as Amended and Restated January 18, 1995, and as further Amended and Restated August 12, 2003, executed and delivered in Boston, Massachusetts (the "Declaration of Trust"). The beneficial interest thereunder is represented by transferable shares without par value. The Trustees have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided.

         I am of the opinion that the legal requirements have been complied with in the creation of the Trust, and that said Declaration of Trust is legal and valid.

         Under Article III, Section 3.4 and Article VI, Section 6.4 of the Declaration of Trust, the Trustees are empowered, in their discretion, from time to time to issue shares of the Trust for such amount and type of consideration, at such time or times and on such terms as the Trustees may deem best. Under Article VI, Section 6.1, it is provided that the number of shares of beneficial interest authorized to be issued under the Declaration of Trust is unlimited.

         By vote adopted on January 18, 1995, the Trustees of the Trust determined to sell to the public the authorized but unissued shares of beneficial interest of the Trust for cash at a price which will net the Trust (before taxes) not less than the net asset value thereof, as defined in the Trust's By-Laws, determined next after the sale is made or at some later time after such sale.
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MFS Series Trust X
Page Two
October 30, 2004


         The Trust has registered an indefinite number of shares of beneficial interest under the Securities Act of 1933.

         I am of the opinion that all necessary Trust action precedent to the issue of all the authorized but unissued shares of beneficial interest of the Trust, including the Shares, has been duly taken, and that all the Shares were legally and validly issued, and when sold, will be fully paid and non-assessable, assuming the receipt by the Trust of the cash consideration therefore in accordance with the terms of the January 18, 1995 vote of the Trustees, described above, except as described below. I express no opinion as to compliance with the Securities Act of 1933, the Investment Company Act of 1940, or applicable state "Blue Sky" or securities laws in connection with the sale of the Shares.

         The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each agreement, obligation, or instrument entered into or executed by the Trust or the Trustees. The Declaration of Trust provides for indemnification out of the Trust property for all loss and expense of any shareholder held personally liable for the obligations of the Trust. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust itself would be unable to meet its obligations.

         I consent to your filing this opinion with the Securities and Exchange Commission.

                                                Very truly yours,

                                                JAMES R. BORDEWICK, JR.
                                                James R. Bordewick, Jr.